KAMAN CORPORATION AND SUBSIDIARIES
                  EXHIBIT 11 - EARNINGS PER SHARE COMPUTATION
                   (In thousands except per share amounts)

                                  For the Three Months  For the Nine Months
                                   Ended September 30,  Ended September 30,
                                 --------------------  ------------------
                                      2001      2000       2001      2000
                                      ----      ----       ----      ----
Basic:
  Net earnings                     $  8,526  $  9,535  $  4,772  $ 27,362
                                   ========  ========  ========  ========
  Weighted average number
    of shares outstanding            22,429    23,217    22,372    23,169
                                   ========  ========  ========  ========

Net earnings per share             $    .38  $    .41  $    .21  $   1.18
  - basic                          ========  ========  ========  ========


Diluted:
  Net earnings                     $  8,526  $  9,535  $  4,772  $ 27,362
  Elimination of interest expense
    on 6% subordinated convertible
    debentures(net after taxes)         278       255       814       777
                                   --------  --------  --------  --------
  Net earnings (as adjusted)       $  8,804  $  9,790  $  5,586  $ 28,139
                                   ========  ========  ========  ========


  Weighted average number of
    shares outstanding               22,429    23,217    22,372    23,169

  Weighted average shares issuable
    on conversion of 6% subordinated
    convertible debentures            1,065     1,136     1,084     1,156

  Weighted average shares issuable
    on exercise of diluted stock
    options                             176       108       230        57
                                   --------  --------  --------   -------
    Total                            23,670    24,461    23,686    24,382
                                   ========  ========  ========   =======


Net earnings per share
  - diluted*                       $    .37  $    .40  $    .21  $   1.15
                                   ========  ========  ========  ========

*The calculated diluted per share amount for the nine months ended
September 30, 2001 is anti-dilutive, therefore, amount shown is equal to the basic per share calculation.

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